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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Enbridge Energy Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference in this Registration Statement of our report dated May 9, 2008 relating to the consolidated statements of financial position of Enbridge Energy Company, Inc., which appears in the Current Report on Form 8-K of Enbridge Energy Partners, L.P. dated May 15, 2008. We also consent to the references to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
January 7, 2009

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  EXHIBIT 23.1